UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported):  February 4, 2008

Southside Bancshares, Inc.
(Exact name of registrant as specified in its charter)

Texas	0-12247	75-1848732
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1201 S. Beckham, Tyler, Texas	75701
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code (903) 531-7111

NA
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under Securities Act (17 CFR 230-425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240-14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01.  ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On February 4, 2008, Southside Bancshares, Inc. (the “Company”), entered into a Master Software License Maintenance and Services Agreement (the “Agreement”) with Jack Henry & Associates, Inc. (“Jack Henry”) to license software, purchase related necessary hardware and retain Jack Henry to perform certain maintenance services, and processing services.  During 2008, the Company will pay approximately $2.0 million to Jack Henry under the Agreement, which includes software, hardware, licensing fees, maintenance and installation.  The Agreement also requires the Company to pay annual maintenance and licensing fees of approximately $346,000 per year.

The term of the software licenses is 25 years, but the licenses are terminable in the event the Company ceases to use the software in a production environment.  The term for the maintenance services ends on July 1, 2008 and automatically renews for successive one year terms unless either party gives 30 days notice of non-renewal.  The processing services will be provided for a term of 6 years, and automatically renews for successive one year terms unless either party gives 90 days notice of non-renewal.  The processing services are terminable by the Company upon 90 days notice.

Management believes this software solution should meet the Company’s core processing needs and anticipated growth for ten to fifteen years.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Southside Bancshares, Inc.

Date: February 8, 2008	By:	/s/ Lee R. Gibson
Lee R. Gibson, CPA
Executive Vice President and Chief Financial Officer